ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20070507049-74
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/24/2007 7:37 AM
	Entity Number E0531222007-9

Articles of Incorporation

(PURSUANT TO NRS 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	UNIVERSAL SOLAR TECHNOLOGY, INC.		
2. Resident Agent Name and Street Address: (must be a Nevada address where process may be served)	GKL RESIDENT AGENTS / FILINGS, INC. Name 1000 EAST WILLIAM STREET, SUITE 204 (MANDATORY) Physical Street Address (OPTIONAL) Mailing Address	CARSON CITY City City	Nevada 89701 Zip Code State Zip Code
3. Shares: (number of shares corporation is authorized to issue)	Number of shares with par value: 90,000,000 COMMON 10,000,000 PREFERRED	Par value per share: $ 0.0001 $0.0001	Number of shares without par value: SEE ATTACHED DESCRIPTION
4. Names & Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than 3 directors/trustees)	1. WENSHENG CHEN Name No300 Av.Do Rodrigo Rodrigues,1st Int'l Commercial Ctr,#1106 Street Address 2. LING CHEN Name Room 2308, West Wing, Yuanyangmingzhu Plaza, Zhujiangxincheng, Tianhe District Street Address 3. HUI CHEN Name Room 1109, No.1 Building, Guanhuguoji, 105 Yaojiayuan Rd., CHAOYANG District Street Address	MACAU City GUANGZHOU City BEIJING City	China State Zip Code China 510623 State Zip Code China 100025 State Zip Code
5. Purpose: (optional - see instructions)	The purpose of this Corporation shall be:		
6. Name, Address and Signature of Incorporator: (attach additional page if more than 1 incorporator)	MARK E. CRONE Name 101 MONTGOMERY STREET, SUITE 1950 Address	X [signature] Signature SAN FRANCISCO City	 CA 94104 State Zip Code
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. X [signature] Authorized Signature of R. A. or On Behalf of R. A. Company	7/24/07 Date	

This form must be accompanied by appropriate fees.

SHARES DESCRIPTION

	Common Stock	Preferred Stock
Number of Shares with Par Value	90,000,000	10,000,000
Par Value Per Share	$0.0001	$0.0001
Number of Shares without Par Value	0	0

CAPITAL STOCK

Universal Solar Technology, Inc. (the "Company") is authorized to issue two classes of shares to be designated, respectively, Common Stock ("Common Stock") and Preferred Stock (the "Preferred Stock"). The total number of shares of capital stock that the Company is authorized to issue is One Hundred Million (100,000,000). The total number of shares of Common Stock this Corporation shall have authority to issue is Ninety Million (90,000,000), $0.0001 par value. The total number of shares of Preferred Stock the Company shall have authority to issue is Ten Million (10,000,000), $0.0001 par value. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such shares. The Board of Directors is also authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.